UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2011

TRANSOCEAN LTD.

(Exact name of registrant as specified in charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland		CH-1214
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The Company has appointed Rob Shaw to serve as Vice President, Controller and Principal Accounting Officer effective December 1, 2011. Until Mr. Shaw assumes this position, Robert L. Herrin, Jr. will serve as interim Vice President and Controller and Ricardo H. Rosa, the Company’s Senior Vice President and Chief Financial Officer, will serve as interim Principal Accounting Officer. Mr. Herrin has served as the Company’s Vice President of Internal Audit since 2007, but will not act in that capacity during the period that he serves as interim Vice President and Controller.

Mr. Shaw, age 48, has served as the Company’s Vice President and Treasurer since July of 2010. Prior to joining the Company, Mr. Shaw pursued personal business interests from July 2009 through June 2010. From January 2006 through June 2009, Mr. Shaw served Air Liquide SA, based in Paris France, in a variety of finance positions, including as Head of Corporate Finance and Treasury. He has more than 25 years of financial and business experience, including his roles as Chief Financial Officer, North and South America, at Alstom Transport; Vice President of Investor Relations at Alstom Corporate; as well as senior financial roles at Disney Consumer Products in London and Disneyland Paris. Mr. Shaw started his career at the Chase Manhattan Bank N.A. in New York in 1984.

Mr. Shaw received his Bachelor’s degree from Northwestern University in 1984 and his Masters of Business Administration from The Wharton School at the University of Pennsylvania in 1990.

Mr. Herrin joined Global Marine Inc., a predecessor company, in 1989 as a Senior Auditor and served in various positions of increasing authority, including Audit Manager and Director of Internal Audit. In 2002, he became Vice President, Internal Audit, and was named Vice President and Controller in 2005.

Mr. Herrin received his Bachelor’s degree in Business Administration, Accounting, from Texas Tech University in 1980 and is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: August 4, 2011	By:	/s/ Heather G. Callender
Heather G. Callender
Associate General Counsel